Exhibit 99.1

                      THE FIRST OF LONG ISLAND CORPORATION

                                  NEWS RELEASE


November 12, 1999                                  For More Information Contact:
                               Arthur J. Lupinacci Jr., Executive Vice President
                                                         (516) 671-4900 Ext. 576

                      THE FIRST OF LONG ISLAND CORPORATION
                         ANNOUNCES EARNINGS RESTATEMENT

     Glen Head, New York, November 12, 1999--The First of Long Island Corporation and its wholly owned subsidiary, The First National Bank of Long Island, announced today that Bank personnel and auditors have learned of improprieties by one of its employees that resulted in a misstatement of the Bank's earnings and misappropriation of funds.

     The Corporation will restate current and prior years' earnings because of the above which include the fact that approximately $1.7 million in Trust Department income had been erroneously recognized. It is anticipated that the impact on current year earnings should be small, as the amounts to be provided relate predominantly to prior years. Coverages for misappropriation are provided under the Bank's insurance policies.

     Chairman of the Corporation, J. William Johnson, reassured all shareholders that no depositor or customer will suffer any financial loss as a result of the misstatement or misappropriation, and emphasized that these events will have no adverse impact on the strength of the Corporation or the Bank.

     The Bank's management and its auditors are conducting an ongoing investigation into this and any possible related matters.

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